Exhibit 23.1  Consent of Auditor

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Pana-Minerales S.A.., of our report dated September 19, 2008 on our audit of the financial statements of Pana-Minerales S.A.. as of August 31, 2008 and August 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for year ended August 31, 2008 and since inception on October 4, 2006 through August 31, 2007 and since inception on October 4, 2006 through August 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
October 9, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501